Exhibit 99.1

                   healthcare solutions for a new generation TM

3420 Fairlane Farms Road, Suite C ♦  Wellington, Florida  33414  ♦   561.798.9800 (office)  ♦   561.296.3456 (fax)

The Quantum Group Announces Support of Technology Bill
Before Congress

WELLINGTON, Fla. (January 20, 2009) - The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com), a solutions provider for the healthcare industry, announced today that it supports the American Recovery and Reinvestment Bill of 2009 for healthcare IT investment.

The Quantum Group President and CEO, Noel J. Guillama, stated, “In the next few weeks Congress will be considering the American Recovery and Reinvestment Bill of 2009. This proposal currently contains approximately $24 billion for healthcare with most of it designated for expanding information technology. The proposal states that $20 billion will be used ‘for health information technology to prevent medical mistakes, provide better care to patients and introduce cost-saving efficiencies.’ We commend our Country’s leadership for constructing this proposal and we strongly support its passage.”

Guillama continued, “We believe that the transformation of the healthcare industry should be primarily driven by the implementation of more intelligent and comprehensive technology systems to lower costs, improve care and save lives.”

Quantum believes it is designed to do what no other company in healthcare has done. The Company is creating healthcare delivery systems available to all payers (insurance companies, HMOs, employers and government) to manage patient care.  The Company aggregates payers and systems for healthcare providers (physicians) and streamlines their operations with one another. Additionally, Quantum is providing a world-class, patient-centric and internet based technology for physicians, facilities and other healthcare providers to include electronic records and related advanced information services.  The Quantum model has been further integrated with outsourcing services to the industry on one common technology platform to reduce costs, increase efficiencies, and enhance the quality of patient care.

The American Recovery and Reinvestment Bill of 2009 states in part: “Lower Healthcare Costs: To save not only jobs, but money and lives, we will update and computerize our healthcare system to cut red tape, prevent medical mistakes, and help reduce healthcare costs by billions of dollars each year. $20 billion for health information technology to prevent medical mistakes, provide better care to patients and introduce cost-saving efficiencies. $4.1 billion to provide for preventative care and to evaluate the most effective healthcare treatments.” (Source: COMMITTEE ON APPROPRIATIONS DAVE OBEY (D-WI), CHAIRMAN, Released Thursday, January 15, 2009)

The Quantum Group believes that the revolution in healthcare has already begun.  The Company further believes that through the proposals of the new Obama administration this revolution will continue to expand. Guillama noted, “Our Company is eager for the implementation of President Obama’s healthcare plan as we believe our model is right in-line.”

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

In this announcement, the Company has given guidance based on preliminary results from its patient lives under management.  Actual results may vary substantially in part due to the actual reporting by the health plan partners under contract including the number of assigned patient lives, enrollments, and retroactive disenrollments.  The Company is not required to file updates and/or changes to this guidance prior to the filing of the audited Fiscal Year 2008 results to the Securities and Exchange Commission.  Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to show 2008 fiscal year revenues in the range discussed in this press release, to continue revenue growth trend in fiscal year 2009, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com